UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2022

Air Transport Services Group, Inc.

(Exact name of registrant as specified in its charter)

DE	000-50368	26-1631624
(State or other jurisdiction of incorporation)	Commission File Number:	(IRS Employer Identification No.)

145 Hunter Drive, Wilmington, OH 45177

(Address of principal executive offices, including zip code)

(937) 382-5591

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ATSG	NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement

First Amendment to Third Amended and Restated Credit Agreement and Other Credit Documents

On October 19, 2022, Air Transport Services Group, Inc. (the “Company”), Cargo Aircraft Management, Inc. (the “Borrower”) and certain of the Company’s other subsidiaries entered into the First Amendment to Third Amended and Restated Credit Agreement and Other Credit Documents (the “First Amendment”) by and among the Company, the Borrower, certain subsidiaries of the Company party thereto as subsidiary guarantors (collectively, the “Subsidiary Guarantors”), the financial institutions party thereto as lenders (collectively, the “Lenders”) and Truist Bank, as administrative agent for Lenders (in such capacity, the “Administrative Agent”). The First Amendment amends that (i) certain Third Amended and Restated Credit Agreement, dated as of April 6, 2021 (the “Existing Credit Agreement” and, as amended by the First Amendment, the “Credit Agreement”), by and among the Company, the Borrower, the Lenders and the Administrative Agent and (ii) that certain Second Amended and Restated Guarantee and Collateral Agreement, dated as of November 9, 2018, by and among the Company, the Borrower, the Subsidiary Guarantors party thereto and the Administrative Agent (the “Existing Guarantee and Collateral Agreement”).

The First Amendment amends the Existing Credit Agreement and the Existing Guarantee and Collateral Agreement by, among other things, (i) increasing the aggregate principal amount of the commitments under the revolving facility (the “Revolving Facility”) by $200.0 million to $1.0 billion, (ii) reducing the commitment fees applicable to the Revolving Facility by 0.05% as applicable based on the Company’s secured leverage ratio, (iii) replacing LIBOR with SOFR as an interest rate benchmark and permitting the Borrower to select an index rate for each borrowing from multiple interest rate options, including one or three month adjusted Term SOFR, (iv) extending the maturity date of the Revolving Facility to October 19, 2027, (v) reducing the Collateral to Outstanding Loan Ratio to 1.15:1.00 from 1.25:1:00, (vi) excluding each of the Company’s Irish subsidiaries and each of their subsidiaries and certain other of the Company’s subsidiaries from the requirement to join the Revolving Facility as a subsidiary guarantor, (vii) making changes to certain negative covenants and the events of default of the Existing Credit Agreement to permit the Irish Credit Facility (as defined below), (viii) permitting cash dividends and share repurchases provided the Secured Leverage Ratio is less than 3.00 to 1.00 and the Total Leverage Ratio is less than 3.50 to 1.00, in lieu of an annual $100 million limitation on cash dividends and share repurchases; and (ix) providing for the release of the collateral securing the obligations under the Credit Agreement if the Company obtains an investment grade rating from two out of the three rating agencies, subject to reversion if any two such rating agencies withdraw the Company’s investment grade rating or downgrade the Company’s rating below investment grade.

Except as set forth in the First Amendment, all other terms and conditions under the Existing Credit Agreement and Existing Guarantee and Collateral Agreement remain in full force and effect.

The foregoing description of the First Amendment and the Revolving Facility is qualified in its entirety by reference to the text of the First Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. The Existing Credit Agreement is described in Item 1.01 of the Current Report on Form 8-K filed by the Company on April 6, 2021, and was filed as Exhibit 10.1 thereto. The Existing Guarantee and Collateral Agreement is described in Item 1.01 of the Annual Report on Form 10-K filed by the Company on March 1, 2019, and was filed as Exhibit 10.63 thereto.

Irish Credit Facility

After giving effect to the First Amendment, it is anticipated that the Company’s Irish subsidiary, Airborne Global Leasing Limited (the “Irish Subsidiary”), will enter into, and the Company and certain of the Company’s other subsidiaries (excluding the Irish Subsidiary) shall guarantee, a $100 million secured revolving loan credit facility governed under Irish law (the “Irish Credit Facility”) to be among the Irish Subsidiary, the Company, certain of the Company’s subsidiaries (excluding the Irish Subsidiary), the other financial institutions to be party thereto and Truist Bank (in such capacity, the “Irish Credit Facility Administrative Agent”). The Irish Credit Facility is expected to be secured by first priority liens on certain qualified aircraft owned by the Irish Subsidiary and shall be on terms and conditions acceptable to the Irish Credit Facility Administrative Agent.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	First Amendment to Third Amended and Restated Credit Agreement and Other Credit Documents, dated as of October 19, 2022, by and among Cargo Aircraft Management, Inc., as Borrower, Air Transport Services Group, Inc. (“ATSG”), certain other subsidiaries of ATSG party thereto, each of the financial institutions party thereto as “Lenders” and Truist Bank, in its capacity as Administrative Agent

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIR TRANSPORT SERVICES GROUP, INC.

By:	/S/ W. JOSEPH PAYNE
W. Joseph Payne
Chief Legal Officer & Secretary

Date:	October 20, 2022